The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 25, 2024

Citigroup Global Markets Holdings Inc.	July----, 2024 Medium-Term Senior Notes, Series N Pricing Supplement No. 2024-USNCH22820 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Market-Linked Securities Linked to the S&P 500® Index Due September , 2025

Overview

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not guarantee the full repayment of principal at maturity. Instead, the securities offer the potential for a return at maturity based on the performance of the S&P 500® Index (the “underlying”) from the initial underlying value to the final underlying value.
▪	If the underlying appreciates from the initial underlying value to the final underlying value, you will receive a positive return at maturity equal to that appreciation multiplied by the upside participation rate, subject to the maximum return at maturity. However, if the underlying depreciates from the initial underlying value to the final underlying value, you will incur a loss at maturity equal to that depreciation, subject to a maximum loss of 5% of the stated principal amount. Even if the underlying appreciates from the initial underlying value to the final underlying value so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the securities will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.
▪	In exchange for the capped loss potential if the underlying depreciates, investors in the securities must be willing to forgo any dividends that may be paid on the underlying during the term of the securities. If the underlying does not appreciate from the strike date to the final valuation date, you will not receive any return on your investment in the securities, and you may lose up to 5% of your investment.
▪	In order to obtain the modified exposure to the underlying that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying:	The S&P 500® Index (ticker symbol: “SPX”)
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Strike date:	July 24, 2024
Pricing date:	July , 2024 (expected to be July 25, 2024)
Issue date:	July , 2024 (expected to be July 30, 2024)
Final valuation date:	September , 2025 (expected to be September 2, 2025), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	September , 2025 (expected to be September 5, 2025), subject to postponement as described under “Additional Information” below
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity, you will receive an amount in cash determined as follows:

▪

If the final underlying value is greater than the initial underlying value:
$1,000 + ($1,000 × the underlying return × the upside participation rate), subject to the maximum return at maturity

▪

If the final underlying value is less than or equal to the initial underlying value:
$1,000 + ($1,000 × the underlying return), subject to the minimum payment at maturity

If the underlying depreciates from the initial underlying value to the final underlying value, you will be exposed to the first 5% of that depreciation and your payment at maturity will be less than the stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing up to $50 per security.

Initial underlying value:	5,427.13, the closing value of the underlying on the strike date
Final underlying value:	The closing value of the underlying on the final valuation date
Maximum return at maturity:	$97.50 per security (9.75% of the stated principal amount). The payment at maturity per security will not exceed the stated principal amount plus the maximum return at maturity.
Minimum payment at maturity:	$950.00 per security (95% of the stated principal amount)
Underlying return:	(i) The final underlying value minus the initial underlying value, divided by (ii) the initial underlying value
Upside participation rate:	100%
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17332MMW1 / US17332MMW19
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer
Per security:	$1,000.00	$10.42	$989.58
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $934.50 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fiduciary accounts is $989.58 per security.

(3) CGMI will receive an underwriting fee of $10.42 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $10.42 for each security they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-10 dated March 7, 2023	Underlying Supplement No. 11 dated March 7, 2023

Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Market-Linked Securities Linked to the S&P 500® Index Due September , 2025

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement (except as set forth in the next paragraph). The accompanying underlying supplement contains important disclosures regarding the underlying that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of the Final Valuation Date; Postponement of the Maturity Date. If the scheduled final valuation date is not a scheduled trading day, the final valuation date will be postponed to the next succeeding scheduled trading day. In addition, if a market disruption event occurs on the scheduled final valuation date, the calculation agent may, but is not required to, postpone the final valuation date to the next succeeding scheduled trading day on which a market disruption event does not occur. However, in no event will the scheduled final valuation date be postponed more than five scheduled trading days after the originally scheduled final valuation date as a result of a market disruption event occurring on the scheduled final valuation date. If the final valuation date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the final valuation date as postponed. The provisions in this paragraph supersede the related provisions in the accompanying product supplement to the extent the provisions in this paragraph are inconsistent with those provisions. The terms “scheduled trading day” and “market disruption event” are defined in the accompanying product supplement.

PS-1

Citigroup Global Markets Holdings Inc.
Market-Linked Securities Linked to the S&P 500® Index Due September , 2025

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical underlying returns.

Market-Linked Securities Payment at Maturity Diagram

■ The Securities	■ The Underlying
PS-2

Citigroup Global Markets Holdings Inc.
Market-Linked Securities Linked to the S&P 500® Index Due September , 2025

Hypothetical Examples

The table and examples below illustrate how to determine the payment at maturity on the securities. The table and examples below are for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the securities. The table and examples below are based on a hypothetical initial underlying value of 100 and do not reflect the actual initial underlying value. For the actual initial underlying value, see the cover page of this pricing supplement. We have used this hypothetical value, rather than the actual initial underlying value, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment on the securities will be calculated based on the actual initial underlying value, and not the hypothetical initial underlying value.

The table below indicates what your payment at maturity and total return on the securities would be for various hypothetical final underlying values. Your actual payment at maturity and total return on the securities will depend on the actual final underlying value.

Hypothetical Final Underlying Value	Hypothetical Underlying Return	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on Securities at Maturity(1)
150.00	50.00%	$1,097.50	9.75%
140.00	40.00%	$1,097.50	9.75%
130.00	30.00%	$1,097.50	9.75%
120.00	20.00%	$1,097.50	9.75%
109.75	9.75%	$1,097.50	9.75%
105.00	5.00%	$1,050.00	5.00%
101.00	1.00%	$1,010.00	1.00%
100.00	0.00%	$1,000.00	0.00%
99.00	-1.00%	$999.00	-1.00%
95.00	-5.00%	$950.00	-5.00%
70.00	-30.00%	$950.00	-5.00%
60.00	-40.00%	$950.00	-5.00%
50.00	-50.00%	$950.00	-5.00%
25.00	-75.00%	$950.00	-5.00%
0.00	-100.00%	$950.00	-5.00%

(1) Hypothetical total return on securities at maturity = hypothetical payment at maturity per security minus $1,000 stated principal amount per security, divided by $1,000 stated principal amount per security

The examples below are intended to illustrate how your payment at maturity will depend on the final underlying value. Your actual payment at maturity per security will depend on the actual final underlying value.

Example 1—Upside Scenario A. The final underlying value is 140 (a 40% increase from the initial underlying value), which is greater than the initial underlying value.

Payment at maturity per security = $1,000 + ($1,000 × the underlying return × the upside participation rate), subject to the maximum return at maturity of $97.50

= $1,000 + ($1,000 × 40% × 100%), subject to the maximum return at maturity of $97.50

= $1,000 + $400, subject to the maximum return at maturity of $97.50

= $1,097.50

In this scenario, the underlying has appreciated from the initial underlying value to the final underlying value, but the underlying return multiplied by the upside participation rate would exceed the maximum return at maturity. As a result, your total return at maturity in this scenario would be limited to the maximum return at maturity, and an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying without a maximum return.

Example 2 — Upside Scenario B. The final underlying value is 105 (a 5% increase from the initial underlying value), which is greater than the initial underlying value.

Payment at maturity per security = $1,000 + ($1,000 × the underlying return × the upside participation rate), subject to the maximum return at maturity of $97.50

= $1,000 + ($1,000 × 5% × 100%), subject to the maximum return at maturity of $97.50

= $1,000 + $50, subject to the maximum return at maturity of $97.50

= $1,050.00

Because the underlying appreciated by 5% from the initial underlying value to the final underlying value, your total return at maturity in this scenario would be 5%.

PS-3

Citigroup Global Markets Holdings Inc.
Market-Linked Securities Linked to the S&P 500® Index Due September , 2025

Example 3—Downside Scenario A. The final underlying value is 98 (a 2% decrease from the initial underlying value), which is less than the initial underlying value.

Payment at maturity per security = $1,000 + ($1,000 × the underlying return), subject to the minimum payment at maturity

= $1,000 + ($1,000 × -2%), subject to the minimum payment at maturity of $950.00

= $1,000 + -$20, subject to the minimum payment at maturity of $950.00

= $980, subject to the minimum payment at maturity of $950.00

= $980

In this scenario, because the underlying depreciated from the initial underlying value to the final underlying value, but not by more than 5%, your payment at maturity would reflect 1-to-1 exposure to the negative performance of the underlying and you would incur a loss at maturity equal to the depreciation of the underlying.

Example 4—Downside Scenario B. The final underlying value is 80 (a 20% decrease from the initial underlying value), which is less than the initial underlying value.

Payment at maturity per security = $1,000 + ($1,000 × the underlying return), subject to the minimum payment at maturity

= $1,000 + ($1,000 × -20%), subject to the minimum payment at maturity of $950.00

= $1,000 + -$200, subject to the minimum payment at maturity of $950.00

= $800, subject to the minimum payment at maturity of $950.00

= $950

In this scenario, because the underlying depreciated from the initial underlying value to the final underlying value by more than 5%, you would incur a loss at maturity equal to the maximum loss of 5%.

PS-4

Citigroup Global Markets Holdings Inc.
Market-Linked Securities Linked to the S&P 500® Index Due September , 2025

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may not receive any return on your investment in the securities and may lose up to 5% of your investment. You will receive a positive return on your investment in the securities only if the underlying appreciates from the initial underlying value to the final underlying value. If the final underlying value is less than the initial underlying value, you will lose 1% of the stated principal amount of the securities for every 1% by which the final underlying value is less than the initial underlying value, subject to a maximum loss of 5% of your investment. As the securities do not pay any interest, if the underlying does not appreciate sufficiently from the initial underlying value to the final underlying value over the term of the securities or if the underlying depreciates from the initial underlying value to the final underlying value, the overall return on the securities may be less than the amount that would be paid on our conventional debt securities of comparable maturity.

▪	The initial underlying value, set on the strike date, may be higher than the closing value of the underlying on the pricing date. If the closing value of the underlying on the pricing date is less than the initial underlying value set on the strike date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial underlying value set on the pricing date.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the maximum return at maturity of 9.75%, which is equivalent to a maximum return at maturity of $97.50 per security.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Although the securities limit your loss at maturity to 5%, you may nevertheless suffer additional losses on your investment in real value terms if the underlying declines or do not appreciate sufficiently from the initial underlying value to the final underlying value. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the securities represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the securities. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	Investing in the securities is not equivalent to investing in the underlying or the stocks that constitute the underlying. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying.

▪	Your payment at maturity depends on the closing value of the underlying on a single day. Because your payment at maturity depends on the closing value of the underlying solely on the final valuation date, you are subject to the risk that the closing value of the underlying on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlying or in another instrument linked to the underlying that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing values of the underlying, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI

PS-5

Citigroup Global Markets Holdings Inc.
Market-Linked Securities Linked to the S&P 500® Index Due September , 2025

that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, dividend yields on the stocks that constitute the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the value and volatility of the underlying and a number of other factors, including the price and volatility of the stocks that constitute the underlying, the dividend yields on the stocks that constitute the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the value of the underlying may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The

PS-6

Citigroup Global Markets Holdings Inc.
Market-Linked Securities Linked to the S&P 500® Index Due September , 2025

amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities does not constitute a recommendation of the underlying by CGMI or its affiliates or by the placement agents or their affiliates. The fact that we are offering the securities does not mean that we believe, or that the placement agents or their affiliates believe, that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we and the placement agents are part of global financial institutions, our affiliates and the placement agents and their affiliates may have positions (including short positions) in the stocks that constitute the underlying or in instruments related to the underlying or such stocks over the term of the securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates or the placement agents or their affiliates may affect the closing value of the underlying in a way that has a negative impact on your interests as a holder of the securities.

▪	The value of the underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the stocks that constitute the underlying and other financial instruments related to the underlying or such stocks and may adjust such positions during the term of the securities. Our affiliates and the placement agents and their affiliates also trade the stocks that constitute the underlying and other financial instruments related to the underlying or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the value of the underlying in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the securities declines.

▪	We and our affiliates or the placement agents or their affiliates may have economic interests that are adverse to yours as a result of our affiliates’ or their business activities. Our affiliates or the placement agents or their affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates or the placement agents or their affiliates may acquire non-public information about such issuers, which we and they will not disclose to you. Moreover, if any of our affiliates or the placement agents or their affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Adjustments to the underlying may affect the value of your securities. The underlying publisher may add, delete or substitute the stocks that constitute the underlying or make other methodological changes that could affect the value of the underlying. The underlying publisher may discontinue or suspend calculation or publication of the underlying at any time without regard to your interests as holders of the securities.

PS-7

Citigroup Global Markets Holdings Inc.
Market-Linked Securities Linked to the S&P 500® Index Due September , 2025

Information About the S&P 500® Index

The S&P 500® Index consists of common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

Historical Information

The closing value of the underlying on July 24, 2024 was 5,427.13.

The graph below shows the closing value of the underlying for each day such value was available from January 2, 2014 to July 24, 2024. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

S&P 500® Index – Historical Closing Values January 2, 2014 to July 24, 2024

PS-8

Citigroup Global Markets Holdings Inc.
Market-Linked Securities Linked to the S&P 500® Index Due September , 2025

United States Federal Income Tax Considerations

Prospective investors should note that the section entitled “United States Federal Tax Considerations” in the accompanying product supplement does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the securities should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment.

If you are a U.S. Holder (as defined in the accompanying prospectus supplement), you will be required to recognize interest income during the term of the securities at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the securities, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the securities. We are required to construct a “projected payment schedule” in respect of the securities representing a payment the amount and timing of which would produce a yield to maturity on the securities equal to the comparable yield. Assuming you hold the securities until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the securities mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the securities at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the securities prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the securities. Your adjusted tax basis will equal your purchase price for the securities, increased by interest previously included in income on the securities. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the security and as capital loss thereafter.

We have determined that the comparable yield for a security is a rate of %, compounded semi-annually, and that the projected payment schedule with respect to a security consists of a single payment of $ at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the securities.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying prospectus supplement, if you are a Non-U.S. Holder (as defined in the accompanying prospectus supplement) of the securities, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the securities.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

PS-9

Citigroup Global Markets Holdings Inc.
Market-Linked Securities Linked to the S&P 500® Index Due September , 2025

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $10.42 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $10.42 for each security they sell in this offering to accounts other than fiduciary accounts. The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

© 2024 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

PS-10